                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement             [_] Confidential, for Use of the
                                                Commission Only (as Permitted
                                                By Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                         RATIONAL SOFTWARE CORPORATION
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

   Notes:

                         RATIONAL SOFTWARE CORPORATION

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 17, 2000

TO THE STOCKHOLDERS:

   The Annual Meeting of Stockholders of Rational Software Corporation (the "Company") will be held at the principal offices of the Company at 18880 Homestead Road, Cupertino, CA 95014, on August 17, 2000 at 11:00 a.m. local time, for the following purposes:

     1. To elect two Class II members of the Board of Directors (Proposal 1);

     2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock (Proposal 2);

     3. To approve an amendment to the 1997 Stock Option Plan reserving an additional 6,000,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder (Proposal 3);

     4. To approve the adoption of the 2000 Directors Option Plan reserving 500,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder (Proposal 4);

     5. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for the fiscal year ending March 31, 2001 (Proposal 5); and

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Only holders of record of the Company's Common Stock at the close of business on June 23, 2000, the record date fixed by the Company's Board of Directors, are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Timothy A. Brennan
                                          Secretary

Cupertino, California

July 6, 2000


 IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED. STOCKHOLDERS WHO HOLD THEIR SHARES IN "STREET NAME" MAY VOTE VIA THE INTERNET OR TELEPHONE BY FOLLOWING INSTRUCTIONS ON THE VOTING FORM RECEIVED FROM THEIR BROKER OR BANK.

                         RATIONAL SOFTWARE CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 17, 2000

                             INFORMATION CONCERNING
                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

   This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Rational Software Corporation ("Rational" or the "Company") of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the principal offices of the Company at 18880 Homestead Road, Cupertino, CA 95014, at 11:00 a.m. on Thursday, August 17, 2000, and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person, or by giving written notice of revocation to the Company's Secretary. These proxy materials are first being provided to stockholders on or about July 6, 2000.

   The Annual Meeting has been called for the following purposes: (1) to elect two Class II members of the Board of Directors; (2) to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 500,000,000; (3) to approve an amendment to the 1997 Stock Option Plan reserving an additional 6,000,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder; (4) to approve the 2000 Director Option Plan, reserving 500,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder; (5) to ratify the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for the fiscal year ending March 31, 2001; and (6) to transact such other business as may properly come before the meeting or any adjournment thereof. Only holders of record of the Company's Common Stock at the close of business on June 23, 2000, the record date fixed by the Company's Board of Directors (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting.

   If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked therein. Executed but unmarked proxies will be voted FOR the election of the Company's one nominee to the Board of Directors and FOR each of the other proposals.

   The Company's capital stock currently consists of a single class of Common Stock, par value $0.01 per share, of which 92,302,192 shares were outstanding at the close of business on the Record Date. Stockholders of record at the close of business on the Record Date have the right to receive notice of and to vote at the Annual Meeting. For each share held, a stockholder is entitled to one vote on each matter to be considered and acted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

   The presence, in person or by proxy, of at least the majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present and entitled to vote with respect to the particular proposal on which the stockholder has abstained. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares present and entitled to vote with respect to the particular proposal on which the broker has expressly not voted.

   A copy of the Company's Annual Report on Form 10-K, without exhibits thereto, for the fiscal year ended March 31, 2000, as filed with the Securities and Exchange Commission (the "SEC") accompanies copies of this Proxy Statement mailed to stockholders. Stockholders may obtain, for the cost of copying, a copy of any exhibits thereto by writing: Rational Software Corporation, 18880 Homestead Road, Cupertino, CA 95014, Attention: Investor Relations.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

   Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

   The following table sets forth certain information as of the Record Date, regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and each nominee for election as a director of the Company, (iii) each executive officer named in the Summary Compensation Table set forth in this Proxy Statement, and (iv) all current directors and current executive officers of the Company as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon the Company's records and , in the case of holders of more than 5% of the Company's stock, the most recent Schedule 13D or 13F filed by each such person or entity and information supplied to the Company by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

                                                          Number of
                                                            Shares
                                                         Beneficially Percent
Directors, Officers and 5% Stockholders                     Owned     Owned(1)
---------------------------------------                  ------------ --------
Putnam Investment Management, Inc.(2)...................  8,275,160     8.97
 One Post Office Square, Boston MA 02109
Wellington Management Company, LLP(3)...................  5,779,655     6.26
 75 State Street, Boston MA 02109
Fidelity Management & Research, Inc.(4).................  5,555,651     6.02
 82 Devonshire Street, Boston MA 02109
Kopp Investment Advisors Inc.(5)........................  5,535,325     6.00
 7701 France Ave. South, Suite 500, Edina MN 55435
Paul D. Levy(6).........................................  1,569,096     1.67
Michael T. Devlin(7)....................................  1,603,196     1.71
David H. Bernstein(8)...................................    395,730      *
Kevin J. Haar(9)........................................    550,669      *
John R. Lovitt(10)......................................    362,186      *
Leslie G. Denend(11)....................................     64,250      *
John E. Montague(12)....................................     86,100      *
Allison R. Schleicher(13)...............................    153,832      *
All current Directors and current Executive Officers as
 a group (15 persons)(14)...............................  6,265,930     6.41

--------
  * Represents less than one percent of the outstanding shares of Common Stock.

 (1) The percent owned is calculated based on a total of 92,302,192 shares of Common Stock outstanding.
 (2) Includes all shares held by Putnam Investment Management, Inc., and affiliated persons as reported on Form 13-F as of March 31, 2000.
 (3) Includes all shares held by Wellington Management Company, LLP and affiliated persons as reported on Form 13-F as of March 31, 2000.
 (4) Includes all shares held by Fidelity Management & Research, Inc., and affiliated persons as reported on Form 13-F as of March 31, 2000.
 (5) Includes all shares held by Kopp Investment Advisors, Inc., and affiliated persons as reported on Form 13-F as of March 31, 2000.
 (6) Includes 1,554,690 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 278,546 of which are subject to vested options and 1,276,144 of which are subject to unvested options.

 (7) Includes 1,597,066 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 319,251 of which are subject to vested options and 1,277,815 of which are subject to unvested options.
 (8) Includes 386,144 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 78,987 of which are subject to vested options and 307,157 of which are subject to unvested options.
 (9) Includes 462,800 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 121,339 of which are subject to vested options and 341,461 of which are subject to unvested options.
(10) Includes 318,818 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 124,440 of which are subject to vested options and 194,378 of which are subject to unvested options.
(11) Includes 55,250 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 17,000 of which are subject to vested options and 38,250 of which are subject to unvested options.

(12) Includes 82,500 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 31,500 of which are subject to vested options and 51,000 of which are subject to unvested options.
(13) Includes 125,332 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 87,082 of which are subject to vested options and 38,250 of which are subject to unvested options.

(14) Includes 5,920,552 shares purchasable within 60 days of the Record Date pursuant to outstanding options, 1,426,474 of which are subject to vested options and 4,494,078 of which are subject to unvested options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Company's bylaws provide for a Board of five directors. The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes as nearly equal in number as possible. The term of the Class I directors expires in 2002, the term of the Class II directors expires in 2000, and the term of the Class III director expires in 2001. The two Class II directors who were serving as directors at the end of fiscal year 2000 are nominated for re-election. The directors elected at the Annual Meeting will hold office for a three-year term expiring in 2003 or until their successors are elected and qualified. The other directors will continue in office for the remainder of their terms as indicated below. Unless authority so to vote is withheld, proxies received pursuant to this solicitation will be voted for the election of the two nominees named below. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

   Paul D. Levy, age 44, co-founded the Company in 1981, has been a director since the inception of the Company, and is currently Chairman of the Board. From September 1996 to April 1999, Mr. Levy served as Chairman of the Board and Chief Executive Officer. Prior to September 1996, Mr. Levy served as President and Chief Executive Officer of the Company. Mr. Levy is a director of Broadbase Software.

   John E. Montague, age 46, has been a director of the Company since 1994. Since September 1998, he has been Vice President and Chief Financial Officer of Lockheed Martin Global Telecommunications. From March 1995 to September 1998, he served as Vice President, Financial Strategies at Lockheed Martin Corporation, a diversified manufacturer of aerospace products. Previously, he was Vice President, Corporate Development and Investor Relations at Martin Marietta Corporation. He is a director of L-3 Communications Corporation.

DIRECTOR CONTINUING IN OFFICE IN THE CLASS OF 2001

   Allison R. Schleicher, age 56, has been a director of the Company since 1990. From 1967 to May 1999 he has been with IBM Corporation in various executive and management positions. Most recently, he has served as Vice President, Finance & Planning, Sales and Distribution Group. In 1997, he served as Vice President, Finance & Planning, Personal Systems Technology Group. From 1994 to 1997, he served as Vice President, Finance of IBM Credit Corporation.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 2002

   Michael T. Devlin, age 45, co-founded the Company in 1981, has been a director since the inception of the Company, and is currently Chief Executive Officer. From September 1996 to April 1999, Mr. Devlin served as President of the Company. Prior to September 1996, Mr. Devlin served as Chairman of the Board of the Company.

   Leslie G. Denend, age 59, has been a director of the Company since 1993. Since December 1997, he has served as a Director of Networks Associates, Inc., a supplier of products that protect, manage and monitor corporate networks. From December 1997 until May 1998, he served as President of Networks Associates, Inc. From 1993 until December 1997, he served as President and Chief Executive Officer of Network General Corporation, a supplier of local and wide area computer network communications management systems, which through a strategic business combination with McAfee Associates, Inc. in December 1997, formed Networks Associates, Inc. He currently serves as a director of Proxim, Inc. and Informix Software, Inc.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINATED DIRECTORS.

   Because the two nominees who receive the greatest number of votes will be elected to serve as Class II directors, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

BOARD MEETINGS AND COMMITTEES

   The Company's Board of Directors held four regular meetings (and took two actions by unanimous written consent) during fiscal year 2000. Each incumbent director attended at least 75% of the meetings held during the part of fiscal year 2000 during which he was a director, in the aggregate, by the Board and each committee of the Board of which he was a member. The Company's Board of Directors has a Compensation Committee and Audit Committee. The Company does not have a Nominating Committee.

   The Compensation Committee (consisting of Messrs. Schleicher, Denend and Montague) reviews and recommends to the Board action with respect to compensation of and benefits granted to officers and other key employees of the Company and administers the Company's several stock option plans and stock purchase plan. The Compensation Committee held six meetings during fiscal year 2000.

   The Audit Committee (consisting of Messrs. Montague, Denend and Schleicher) nominates the Company's independent auditors, reviews with the Company's independent auditors matters relating to the scope and plan of the audit, the adequacy of internal controls, and the preparation of the Company's financial statements, reports and makes recommendations to the Board with respect thereto, and reviews related party transactions for conflicts of interest. The Audit Committee held three meetings during fiscal year 2000.

BOARD MEMBER COMPENSATION

   The Company pays directors' fees only to directors who are not employees of the Company. During fiscal 2000, non-employee directors were compensated at a rate of $1,250.00 per regular Board meeting attended, with no additional fee being payable for attendance at committee meetings. Directors are also reimbursed reasonable out-of-pocket expenses in connection with attending meetings. Directors who are not employees of the Company participate in the Directors' Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee during the 2000 fiscal year consisted of Messrs. Schleicher, Denend and Montague, none of whom is or has been an officer or employee of the Company. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

                                   PROPOSAL 2

AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
              INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

   In June, 2000, the Board of Directors declared advisable and unanimously approved an Amendment to the Company's Amended and Restated Certificate of Incorporation to increase the aggregate number of shares of Common Stock which the Company is authorized to issue to 500,000,000 shares.

   If approved by the Stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. The Amendment would change paragraph A of Article 4 of the Company's Amended & Restated Certificate of Incorporation to read in its entirety as follows:

  "The total number of shares of Common Stock which the corporation shall have authority to issue shall be five hundred million (500,000,000) and each of such shares shall have a par value of one cent ($0.01)."

PURPOSE AND EFFECT OF AMENDMENT

   As of the Record Date, of the Company's 150,000,000 shares of authorized Common Stock, 92,302,192 shares were issued and outstanding, 27,888,568 shares were reserved for future issuance under the Company's stock incentive plans and employee stock plans, of which, currently, approximately 17,868,497 are covered by outstanding options and 10,020,071 are available for grant or purchase. Additionally, 6,199,150 shares are reserved for future issuance upon conversion of the Company's 5% subordinated convertible debt. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has approximately 22,810,090 shares remaining available for other purposes.

   The Board of Directors believes that it is in the Company's best interests to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available to meet the Company's future business needs as they arise. Among other things, the increase will provide shares to finance acquisitions of other businesses consistent with the Company's growth strategy. However, the Company has no present plans or proposals with respect to any acquisitions, mergers, or other business combinations. The Company's management has no other present arrangements, agreements, understandings or plans for the use of the additional shares proposed to be authorized. The Board believes that the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of other purposes the Board of Directors may deem advisable without further action by the Company's Stockholders, unless required by law, regulation or stock exchange rule. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of future stock splits or distributions, and other bona fide purposes.

   There will be no change in the voting rights, dividend rights, liquidation rights, preemptive rights or any other Stockholder rights as a result of the proposed Amendment. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.

POTENTIAL ANTI-TAKEOVER EFFECT

   The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the Proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company.

VOTE REQUIRED

   Because approval of this proposal requires the affirmative vote of the majority of shares of Common Stock outstanding on the Record Date, abstentions and broker votes will have the same effect as a vote against the proposal.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3

   AMENDMENT TO THE 1997 STOCK OPTION PLAN RESERVING AN ADDITIONAL 6,000,000
          SHARES OF THE COMPANY'S AUTHORIZED BUT UNISSUED COMMON STOCK

   The stockholders are being asked to approve an amendment to the 1997 Stock Option Plan (the "1997 Plan") reserving an additional 6,000,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder. The Board of Directors believes that this amendment to the 1997 Plan is important to the continued functioning of the 1997 Plan, which has proved an effective means of motivating and encouraging the continued employment of the employees of Rational and its subsidiaries. In the past several years the labor markets in which the Company operates have become more intensely competitive, and recruiting and retaining the highly skilled employees the Company needs has become increasingly difficult. As a result, the Board believes that the proposed increase is necessary to allow grants of new options to existing employees whose present options are becoming fully vested, and to recruit new employees or increase existing employees' equity stakes in the Company. For a description of the 1997 Plan, see "Description of the 1997 Plan," elsewhere in this Proxy Statement

   As of the Record Date, and without giving effect to this Proposal 3, 25,362,500 shares have been reserved for issuance under the 1997 Plan, of which 3,390,028 have been issued pursuant to option exercises, 14,431,605 are subject to outstanding options and 7,540,867 are available for grant. In addition to the current shares in the 1997 Stock Option Plan, up to 2,927,500 shares of Common Stock repurchased by the Company in the open market pursuant to the Company's stock repurchase program have been reserved for issuance under the Plan. As of the Record Date, of the shares issued pursuant to option exercises, none are subject to a lapsing right of repurchase in favor of the Company as of the Record Date. Proposal 3 was adopted by the Board of Directors on June 22, 2000, subject to stockholder approval. As of the Record Date, there were approximately 2,700 employees of Rational and its subsidiaries who are eligible to participate in the 1997 Plan. As of the Record Date, under the Company's other option plans 3,436,889 shares are subject to outstanding but unexercised options, and there are no shares that are outstanding but subject to a lapsing right of repurchase in favor of the Company pursuant to exercised unvested options. Pursuant to the terms of the 1997 Plan, as of the Record Date an aggregate of 762,769 shares either subject to outstanding options or issued but subject to a lapsing right of repurchase under the 1994 Stock Option Plan could be rolled over to the 1997 Plan if the outstanding options under the 1994 Stock Option Plan expire, terminate unexercised, or are otherwise returned to the Company or if the outstanding shares are repurchased by the Company.

VOTE REQUIRED

   While all Directors are eligible for option grants under the terms of the 1997 Plan, the Company has adopted the policy of granting non-employee Directors options only out of the Directors' Stock Option Plan. However, Directors who are employees of the Company may benefit from adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment. Because approval of this proposal requires the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                                   PROPOSAL 4

APPROVAL OF 2000 DIRECTORS OPTION PLAN AND RESERVATION OF 500,000 SHARES OF THE
     COMPANY'S AUTHORIZED BUT UNISSUED COMMON STOCK FOR ISSUANCE THEREUNDER

   On June 22, 2000, the Board of Directors of the Company (the "Board") adopted the 2000 Director Option Plan (the "2000 Director Plan"), subject to the approval of the Company's shareholders.

   1. The Board believes that the 2000 Director Plan will be important to the Company's efforts to encourage director equity participation and increase retention. Although non-employee directors have an interest in acquiring approval for the 2000 Director Plan since they will be the beneficiaries of the approval, the Board believes that the offer of equity incentives to all directors has been a key factor in the Company's overall financial performance.

   2. The following is a summary description of the 2000 Director Plan under which no options have yet been granted.

SUMMARY OF THE 2000 DIRECTOR PLAN

   Purpose. The purposes of the 2000 Director Plan are to attract and retain the best available personnel for service as a Director who is not an Employee (an "Outside Director") of the Company, to provide additional incentive to Outside Directors of the Company to serve as directors, and to encourage their continued service on the Board.

   Shares Subject to the 2000 Director Plan. The Board has reserved a maximum of 500,000 shares of Common Stock for issuance under the 2000 Director Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

   Administration. The 2000 Director Plan provides for grants of options to be made in two ways:

     (a) Each Outside Director is automatically granted an option to purchase 70,000 shares (the "First Option") upon the date such individual first becomes a director, whether through election by the stockholders of the Company or by appointment by the Board in order to fill a vacancy; and

     (b) Each Outside Director is automatically granted an option to purchase 20,000 shares (the "Subsequent Option") on the date of the Company's annual stockholder's meeting, provided that on such date he or she shall have served on the Board for at least the preceding six (6) months.

   The Board has the authority, in its discretion, to: (i) determine the fair market value of the Common Stock; (ii) interpret the Director Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Director Plan; (iv) authorize any person to execute, on behalf of the Company, any instrument required to effectuate the grant of an option previously granted under the 2000 Director Plan; and (v) make all other determinations deemed necessary or advisable for the administration of the Director Plan. All decisions, determinations and interpretations of the Board shall be final.

   Eligibility; Limitations. Only Outside directors of the Board are eligible to receive nonstatutory stock options under the 2000 Director Plan.

   Terms and Conditions of Options. Each option is evidenced by a director option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The exercise price of options granted under the Director Plan is 100% of the fair market value per share of the Common Stock on the date of grant, generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date of grant.

     (b) Exercise of Option. Twenty-five percent (25%) of the shares subject to the First Option shall vest on the first anniversary of its date of grant, and 1/48 of the Shares subject to the First Option shall vest each month thereafter, provided that the optionee continues to serve as a Director on such dates. 1/48 of the shares subject to the Subsequent Option shall vest each month from the date of grant (commencing on the date which is one month from the date of grant) provided that the optionee continues to serve as a Director on such dates. An option shall be exercisable in whole or in part by giving written notice to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares.

     (c) Forms of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Director Plan permits payment to be made by cash, check, zother shares of Common Stock of the Company (with some restrictions), cashless exercises, or any combination thereof.

     (d) Term of Option. The term of any option shall be ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

     (e) Termination of Directorship. If an optionee's status as a director terminates (other than upon the optionee's death or disability), then all options held by the optionee under the 2000 Director Plan expire three months following the termination. If the optionee's status as a director terminates due to death or disability, then all options held by the optionee under the 2000 Director Plan expire twelve months following the termination. In no case may an option be exercised after the expiration date of the option.

     (f) Nontransferability of Options: Options granted under the 2000 Director Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

     (g) Other Provisions: The director option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Director Plan as may be determined by the Board.

   Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2000 Director Plan, the number and class of shares of stock subject to any option outstanding under the Director Plan, and the exercise price of any such outstanding option.

   In the event of a proposed liquidation or dissolution, any unexercised options will terminate prior to such action.

   In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted for by the successor corporation. If an option is assumed or substituted for by the successor corporation, it shall continue to vest as provided in the 2000 Director Plan. If subsequent to such assumption or substitution, the optionee's status as a Director or director of the successor corporation is terminated other than upon a voluntary resignation by the optionee, the Option or option shall become fully exercisable.

   If the successor corporation does not agree to assume or substitute for the option, each option shall become fully vested and exercisable for a period of thirty (30) days from the date the Board notifies the optionee of the option's full exercisability, after which period the option will terminate.

   Amendment and Termination of the 2000 Director Plan. The Board may amend, alter, suspend or terminate the 2000 Director Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the 2000 Director Plan to the extent necessary to comply with applicable laws or regulations. No such action by the Board or shareholders may alter or impair any option previously granted under the 2000 Director Plan without the consent of the optionee. Unless terminated earlier, the 2000 Director Plan shall terminate ten years from the date of its approval by the shareholders or the Board, whichever is earlier.

   Federal Income Tax Consequences. The following discussion summarizes certain U.S. federal income tax considerations for directors receiving options under the 2000 Director Plan and certain tax effects on the Company, based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations and existing administrative rulings of the Internal Revenue Service. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of these plans:

     (a) Nonstatutory Stock Options. Options granted under the 2000 Director Plan do not qualify as incentive stock options under Section 422 of the Code. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

3. VOTE REQUIRED

   The affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Meeting and entitled to vote will be required to approve the adoption of the 2000 Director Plan. The Board unanimously recommends a vote FOR the approval of the adoption of the 2000 Director Plan.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

                                   PROPOSAL 5

                      RATIFICATION OF INDEPENDENT AUDITORS

   Action is to be taken at the Annual Meeting with respect to the ratification of independent auditors, who were nominated by the Audit Committee, to examine the financial statements of the Company for fiscal year 2001. Unless otherwise directed therein, proxies received pursuant to this solicitation will be voted for the ratification of Ernst & Young LLP, who served as the Company's auditors for fiscal year 2001. Although the ratification of independent auditors is not required to be submitted to a vote of the stockholders, the Board of Directors believes that such ratification is a matter on which the stockholders should express their opinion. If the stockholders do not ratify Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors. Ernst & Young LLP has advised the Company that no member of its firm has any direct or indirect material financial interest in the Company. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders. Because approval of this proposal requires the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal, abstentions will have the same effect as a vote against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5.

                                 OTHER MATTERS

   No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same according to their discretion and best judgment.

COMPLIANCE WITH THE BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS OF SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the holders of 10% or more of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. Robert
H. Dickerson filed on September 10, 1999 a Form 5 in connection with an option grant. Daniel Case filed on September 9, 1999 a Form 4 in connection with sale of common shares. Based solely upon a review of copies of reports of beneficial ownership provided to the Company by officers and directors and 10% stockholders of the Company, the Company believes that all other reports required pursuant to Section 16(a) with respect to the 2000 fiscal year were timely filed.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The Securities and Exchange Commission requires the following table setting forth for the fiscal years ending March 31, 2000, 1999 and 1998, the cash compensation paid by the Company to the Chief Executive Officer and each of the four other most highly compensated executive officers during the last fiscal year.

                                     Annual        Long-Term
                                  Compensation    Compensation
    Name and Principal         ------------------ Stock Option    All Other
    Position              Year Salary($) Bonus($)  Awarded(#)  Compensation($)
    ------------------    ---- --------- -------- ------------ ---------------
Paul D. Levy(1).......... 2000  474,167  340,700     900,000          348(2)
 Chairman of the Board    1999  385,000  196,700   1,000,000          348(2)
                          1998  354,170  250,000     500,000          348(2)

Michael T. Devlin(1)..... 2000  474,167  340,700     900,000          348(2)
 Chief Executive Officer  1999  385,000  196,700   1,000,000          348(2)
                          1998  354,170  250,000     500,000          348(2)

David H. Bernstein....... 2000  384,583  140,000     250,000          348(2)
 Senior Vice President    1999  335,000   95,700     290,000          348(2)
 and General Manager,     1998  270,000  125,000     100,000    1,938,405(2)(3)
 Products

John R. Lovitt........... 2000  322,917  226,012     150,000          348(2)
 Senior Vice President,   1999  300,000  215,523     240,000          348(2)
 Services                 1998  259,176  150,000     100,000          348(2)

Kevin J. Haar............ 2000  275,000  191,721     250,000          348(2)
 Senior Vice President,   1999  255,700  126,176     160,000          348(2)
 Worldwide Field          1998  211,874  145,000     340,000          348(2)
 Operations

--------
(1) Throughout fiscal year 2000, Mr. Levy was Chairman and Mr. Devlin was Chief Executive Officer.
(2) Includes $348 in premiums paid pursuant to a long-term disability plan through which the Company provides long-term disability income insurance for all its employees. In the event of an insured officer's disability, the officer may be eligible after three consecutive months of disability for a monthly benefit of 60% of his tax-free monthly earnings up to a $6,000 per month maximum.
(3) Includes $1,938,057 paid to Mr. Bernstein in connection with his relocation to Boston, Massachusetts, consisting of a relocation bonus of $1,000,000, a payment of $800,000 sufficient to pay Mr. Bernstein's federal and state income taxes and a payment of $138,057 to cover expenses incurred in connection with the relocation.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth information with respect to each of the named executive officers of the Company concerning the grant of stock options during the last fiscal year and the potential realizable value at certain assumed annual rates of stock price appreciation.

   The total number of shares of Common Stock subject to options granted in fiscal year 2000 was 8,715,332.

                           Individual Grants
                         ---------------------
                                    Percent of                            Potential Realizable
                         Number of    Total                              Value at Assumed Annual
                         Shares of   Options                              Rates of Stock Price
                           Common   Granted to                           Appreciation For Option
                           Stock    Employees                                    Term(1)
                         Underlying In Fiscal  Exercise Price Expiration -----------------------
   Name                  Options(#)    Year      ($/Share)       Date       5%($)      10%($)
   ----                  ---------- ---------- -------------- ---------- ----------- -----------
Paul D. Levy............    4,177      0.05       $23.9375      4/12/09  $    62,881 $   159,353
                           95,823      1.13       $23.9375      4/12/09  $ 1,442,535 $ 3,655,668
                            1,911      0.02       $52.3125       2/1/10  $    62,870 $   159,325
                          798,089      9.38       $52.3125       2/1/10  $26,256,370 $66,538,797


Michael T. Devlin.......    4,177      0.05       $23.9375      4/12/09  $    62,881 $   159,353
                           95,823      1.13       $23.9375      4/12/09  $ 1,442,535 $ 3,655,668
                            1,911      0.02       $52.3125       2/1/10  $    62,870 $   159,325
                          798,089      9.38       $52.3125       2/1/10  $26,256,370 $66,538,797

David H. Bernstein......    3,851      0.05       $23.9375      4/12/09  $    57,974 $   146,916
                           46,149      0.54       $23.9375      4/12/09  $   694,735 $ 1,760,594
                          100,000      1.18       $47.7500     12/17/09  $ 3,002,972 $ 7,610,120
                            1,911      0.02       $52.3125       2/1/10  $    62,870 $   159,325
                           98,089      1.15       $52.3125       2/1/10  $ 3,227,035 $ 8,177,940

John R. Lovitt..........    2,719      0.03       $23.9375      4/12/09  $    40,932 $   103,730
                           47,281      0.56       $23.9375      4/12/09  $   711,776 $ 1,803,780
                          100,000      1.18       $47.7500     12/17/09  $ 3,002,972 $ 7,610,120

Kevin J. Haar...........  100,000      1.18       $47.7500     12/17/09  $ 3,002,972 $ 7,610,120
                              998      0.01       $51.5625      1/12/10  $    32,363 $    82,013
                          149,002      1.75       $51.5625      1/12/10  $ 4,831,744 $12,244,589

--------
(1) The Potential Realizable Value is calculated based on the fair market value of the Common Stock on the date of grant, which is equal to the exercise price of fiscal year 2000 granted options, assuming that the Common Stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

   The following table sets forth information with respect to each of the named executive officers of the Company concerning the exercise of stock options during the last fiscal year and the fiscal year 2000 year-end value of all unexercised options held by such individuals.

                                                   Number of Securities         Dollar Value of
                                                  Underlying Unexercised   Unexercised, In-the-money
                          Number of              Options Held at March 31, Options Held at March 31,
                           Shares      Dollar             2000(1)                 2000(1)(2)
                         Acquired on    Value    ------------------------- -------------------------
   Name                   Exercise    Realized   Exercisable Unexercisable Exercisable Unexercisable
   ----                  ----------- ----------- ----------- ------------- ----------- -------------
Paul D. Levy............   595,310   $12,424,596  1,854,690         0      $86,311,576     $0.00
Michael T. Devlin.......   443,858   $ 9,999,668  1,897,066         0      $88,881,098     $0.00
David H. Bernstein......   102,656   $ 2,757,147    486,144         0      $23,068,717     $0.00
John R. Lovitt..........    88,764   $ 1,772,218    407,568         0      $22,571,483     $0.00
Kevin J. Haar...........   122,922   $ 4,136,643    462,800         0      $20,635,537     $0.00

--------
(1) Includes unvested options, which may be exercised subject to a lapsing right of repurchase in favor of the Company.
(2) Value based on market value of the Company's Common Stock at March 31, 1999 (the last business day of the fiscal year), minus the exercise price. The market value at March 31, 2000, was $76.50 per share.

DESCRIPTION OF THE 1997 PLAN

   General. The purpose of the 1997 Plan is to attract and retain the best available personnel for positions of substantial responsibility with Rational, to provide additional incentive to the employees and consultants of Rational and to promote the success of Rational's business. Options and stock purchase rights may be granted under the 1997 Plan. Options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. As of the Record Date, the number of shares of Common Stock reserved for issuance under the 1997 Plan is 25,362,500. In addition, approval of Proposal 3 would increase the number of shares of Common Stock reserved for issuance under the 1997 Plan by 6,000,000 shares.

   Administration. The 1997 Plan may be administered by the Board of Directors or a committee of the Board (the "Administrator"), which Administrator shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may affect any shares of Common Stock previously issued and sold or any option previously granted under the 1997 Plan.

   Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the 1997 Plan to directors, employees and consultants of Rational and any parent or subsidiary of Rational, although Rational has adopted the policy of granting non-employee directors options only out of the Company's Directors stock option plan. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

   Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Rational. In order to preserve Rational's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the 1997 Plan currently provides that no employee may be granted, in any fiscal year of Rational, options and stock purchase rights to purchase more than 1,000,000 shares of Common Stock (as appropriately adjusted for changes in the capitalization of Rational), except in the case of a new employee joining Rational, in which case such employee may be granted options for an additional 500,000 shares in connection with the start of employment.

   Terms and Conditions of Options. Each option is evidenced by a stock option agreement between Rational and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The exercise price of a non-statutory stock option may not be less that 100% of the fair market value of the Common Stock on the date such option is granted if the option is intended to qualify as "performance-based compensation" under Section 162(m) of the Code. Otherwise, there is no restriction on the exercise price of non-statutory stock options. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

     (b) Exercise of Option; Form of Consideration. The Administrator determines when options become vested and may, in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the 1997 Plan generally vest over four (4) years. Such options are exercisable prior to the time when they have vested, subject to a lapsing right of repurchase in favor of the Company. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 1997 Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of Rational (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

     (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

     (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the 1997 Plan expire on the earlier of (i) the date set forth in his or her notice of grant or, in the absence thereof, three (3) months after the date of termination or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

     (e) Death or Disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the 1997 Plan expire on the earlier of
  (i) the date set forth in his or her notice of grant or, in the absence thereof, twelve (12) months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

     (f) Nontransferability of Options. Options granted under the 1997 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

     (g) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1997 Plan as may be determined by the Administrator.

   Stock Purchase Rights. A stock purchase right gives the purchaser a period as determined by the Administrator from the date of grant to purchase Common Stock. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between Rational and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give Rational a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with Rational for any reason (including death and disability). The purchase price for any shares repurchased by Rational shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the grantee thereof.

   Changes in Capitalization. In the event that the stock of Rational changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of Rational effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1997 Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 1997 Plan, and the exercise price of any such outstanding option or stock purchase right.

   In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution, or that any rights of repurchase in Rational with respect to stock purchase rights shall lapse provided the proposed dissolution or liquidation takes place at the time and in the manner anticipated.

   In connection with any merger, consolidation, acquisition of assets or like occurrence involving Rational, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the vested right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise vested. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

   Amendment and Termination of the 1997 Plan. The Board may amend, alter, suspend or terminate the 1997 Plan, or any part thereof, at any time and for any reason. However, Rational shall obtain stockholder approval for any amendment to the 1997 Plan to the extent necessary to comply with Rule 16b-3,
Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the 1997 Plan without the written consent of the optionee. Unless terminated earlier, the 1997 Plan shall terminate ten years from the date of its initial approval by the stockholders or the Board of Rational, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

   Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the incentive stock option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the incentive stock option and one year after exercise of the incentive stock option, any gain or loss is treated as long- term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of Rational. Rational is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

   Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee or former employee of Rational is subject to tax withholding by Rational. Rational is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

   Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to Rational's right to repurchase the stock upon the purchaser's termination of employment with Rational. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

   The purchaser may accelerate his or her recognition of ordinary income, if any, to the date of purchase and begin the capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee or former employee will be subject to tax withholding by Rational. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of Rational.

   THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND RATIONAL WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE 1997 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

SUMMARY OF THE 2000 DIRECTOR PLAN

   Purpose. The purposes of the 2000 Director Plan are to attract and retain the best available personnel for service as a Director who is not an Employee (an "Outside Director") of the Company, to provide additional incentive to Outside Directors of the Company to serve as directors, and to encourage their continued service on the Board.

   Shares Subject to the 2000 Director Plan. The Board has reserved a maximum of 500,000 shares of Common Stock for issuance under the 2000 Director Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

   Administration. The 2000 Director Plan provides for grants of options to be made in two ways:

     (a) Each Outside Director is automatically granted an option to purchase 70,000 shares (the "First Option") upon the date such individual first becomes a director, whether through election by the stockholders of the Company or by appointment by the Board in order to fill a vacancy; and

     (b) Each Outside Director is automatically granted an option to purchase 20,000 shares (the "Subsequent Option") on the date of the Company's annual stockholder's meeting, provided that on such date he or she shall have served on the Board for at least the preceding six (6) months.

   The Board has the authority, in its discretion, to: (i) determine the fair market value of the Common Stock; (ii) interpret the Director Plan; (iii) prescribe, amend and rescind rules and regulations relating to the Director Plan; (iv) authorize any person to execute, on behalf of the Company, any instrument required to effectuate the grant of an option previously granted under the 2000 Director Plan; and (v) make all other determinations deemed necessary or advisable for the administration of the Director Plan. All decisions, determinations and interpretations of the Board shall be final.

   Eligibility; Limitations. Only Outside directors of the Board are eligible to receive nonstatutory stock options under the 2000 Director Plan.

   Terms and Conditions of Options. Each option is evidenced by a director option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

     (a) Exercise Price. The exercise price of options granted under the Director Plan is 100% of the fair market value per share of the Common Stock on the date of grant, generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the date of grant.

     (b) Exercise of Option. Twenty-five percent (25%) of the shares subject to the First Option shall vest on the first anniversary of its date of grant, and 1/48 of the Shares subject to the First Option shall vest each month thereafter, provided that the optionee continues to serve as a Director on such dates. 1/48 of the shares subject to the Subsequent Option shall vest each month from the date of grant (commencing on the date which is one month from the date of grant) provided that the optionee continues to serve as a Director on such dates. An option shall be exercisable in whole or in part by giving written notice to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares.

     (c) Forms of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Director Plan permits payment to be made by cash, check, other shares of Common Stock of the Company (with some restrictions), cashless exercises, or any combination thereof.

     (d) Term of Option. The term of any option shall be ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

     (e) Termination of Directorship. If an optionee's status as a director terminates (other than upon the optionee's death or disability), then all options held by the optionee under the 2000 Director Plan expire three months following the termination. If the optionee's status as a director terminates due to death or disability, then all options held by the optionee under the 2000 Director Plan expire twelve months following the termination. In no case may an option be exercised after the expiration date of the option.

     (f) Nontransferability of Options: Options granted under the 2000 Director Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

     (g) Other Provisions: The director option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Director Plan as may be determined by the Board.

   Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2000 Director Plan, the number and class of shares of stock subject to any option outstanding under the Director Plan, and the exercise price of any such outstanding option.

   In the event of a proposed liquidation or dissolution, any unexercised options will terminate prior to such action.

   In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted for by the successor corporation. If an option is assumed or substituted for by the successor corporation, it shall continue to vest as provided in the 2000 Director Plan. If subsequent to such assumption or substitution, the optionee's status as a Director or director of the successor corporation is terminated other than upon a voluntary resignation by the optionee, the Option or option shall become fully exercisable.

   If the successor corporation does not agree to assume or substitute for the option, each option shall become fully vested and exercisable for a period of thirty (30) days from the date the Board notifies the optionee of the option's full exercisability, after which period the option will terminate.

   Amendment and Termination of the 2000 Director Plan. The Board may amend, alter, suspend or terminate the 2000 Director Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the 2000 Director Plan to the extent necessary to comply with applicable laws or regulations. No such action by the Board or shareholders may alter or impair any option previously granted under the 2000 Director Plan without the consent of the optionee. Unless terminated earlier, the 2000 Director Plan shall terminate ten years from the date of its approval by the shareholders or the Board, whichever is earlier.

   Federal Income Tax Consequences. The following discussion summarizes certain U.S. federal income tax considerations for directors receiving options under the 2000 Director Plan and certain tax effects on the Company, based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations and existing administrative rulings of the Internal Revenue Service. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of these plans:

     (a) Nonstatutory Stock Options. Options granted under the 2000 Director Plan do not qualify as incentive stock options under Section 422 of the Code. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

                         COMPENSATION COMMITTEE REPORT

   Pursuant to rules adopted by the SEC designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's Compensation Committee (the "Committee") addressing the Company's compensation policies with respect to executive officers.

   The Committee reviews and recommends to the Board action with respect to compensation of and benefits granted to officers and other key employees of the Company and administers the Company's several stock option plans and stock purchase plan. During fiscal year 2000, the Committee comprised three non-employee directors.

GENERAL COMPENSATION POLICIES

   The Company structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. The compensation paid to the Company's executive officers consists primarily of base salary, cash bonuses under a management incentive bonus plan, and grants of equity incentives pursuant to the Company's stock option plans.

Base-Salary Compensation

   The Committee annually reviews base salaries of executive officers, including the executive officers named in the Summary Compensation Table. Industry compensation surveys are used to establish base salaries that are within the range of those of persons holding comparably responsible positions at other similar-sized companies, both regionally and nationally. While salary surveys that directly correspond to the companies included in the "peer group" used to construct the Performance Graph included in this Proxy Statement are not available, there is substantial overlap between the companies included in the salary surveys used by the Company and the companies included in such "peer group," and the Committee believes that it is appropriate to consider such surveys in establishing the range of competitive salaries for its executive officers. The Company's current compensation structure falls generally within the range of compensation structures adopted by the other companies in the salary surveys reviewed. In addition, other factors are considered in setting salaries, such as cost-of-living increases, management performance, as well as the individual's past performance and potential with the Company. The consideration of additional factors and the weight given to any particular factor are within the discretion of the Committee. After considering the factors described above in connection with salary adjustments, and giving particular emphasis to competitive factors and individual performance, the Committee recommended that the base salary of the named executive officers, including Mr. Devlin, who was Chief Executive Officer throughout fiscal 2000, be increased in fiscal year 2000 as summarized in the Summary Compensation Table elsewhere in this Proxy Statement.

Bonus Compensation

   The Company's management incentive bonus plan ties payment of benefits to executive officers, including the executive officers named in the Summary Compensation Table, to corporate profit goals established by the Board of Directors and a minimum level of profitability must be achieved before any amounts are paid pursuant to the plan. Payments under the plan are based upon the following factors: (a) annual base salary; (b) an employee's targeted percentage (a percentage of base salary that generally increases for higher positions within the Company, which places a greater percentage of compensation at risk for those with greater responsibility); and (c) a corporate performance factor based on a comparison of corporate results to profitability objectives established by the Board of Directors, based on the Company's operating plan established each year for the succeeding year.

Equity-Based Compensation

   The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock performance and to increase value for all stockholders. The Committee generally grants options under the Company's plans with an exercise price equal to the market price at the date of grant and, as a result, the options will have value only if the Company's stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Consistent with the Committee's philosophy that the award of stock options should be used to incentivize key executive officers and to further align their interests with those of the stockholders, during fiscal year 1999 the Committee examined the stock and option holdings of the Company's executive officers and determined that the awards set forth in the Option Grants in Last Fiscal Year Table were appropriate.

CERTAIN TAX CONSIDERATIONS

   The Committee has considered the potential future effects of Section 162(m) of the Code, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. With the exception of Mr. Bernstein, none of the Company's executive officers approached the $1 million limit in prior fiscal years nor is any expected to approach such limit in fiscal year 2001 [Note: Review Paul, Mike situations with Katie Martin].. However, the provisions of Section 162(m) merit current consideration because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. The Company's 1997 Plan, which is the only stock option plan under which the Company's executive officers are currently eligible to receive options, has been designed and administered to meet such requirements. The Company has not attempted to structure other elements of executive compensation to qualify as performance-based compensation for purposes of Section 162(m).

SUMMARY

   The Compensation Committee believes that the Company's general compensation policies and the special measures taken since the beginning of fiscal 1998 have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company's goals. The Company's compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term stockholder value.

                                          Allison R. Schleicher

                                          Leslie G. Denend

                                          John E. Montague

PERFORMANCE GRAPH

   The following graph compares the five-year cumulative total returns for the Company, the NASDAQ Market Index and an index constructed from a peer group consisting of 563 companies that are classified in the same Standard Industrial Classification (SIC) code as the Company.

                     Compare 5-Year Cumulative Total Return
                      Among Rational Software Corporation,
                     Nasdaq Market Index And Sic Code Index
                        [PERFORMANCE CHART APPEARS HERE]

                     ASSUMES $100 INVESTED ON APRIL 1, 1996
                       FISCAL YEAR ENDING MARCH 31, 2000

                                            1996   1997   1998   1999   2000
                                           ------ ------ ------ ------ -------
     Rational Software Corporation........ 421.33 440.00 277.33 572.00 1383.04
     SIC Code Index....................... 205.77 247.34 439.63 636.03  770.27
     Nasdaq Market Index.................. 142.70 159.64 241.26 315.28  547.25

                              CERTAIN TRANSACTIONS

   On December 3, 1999, we closed a $50,000,000 investment in the Series A Preferred Stock of Catapulse, founded by Paul Levy and Mike Devlin. As of March 31, 2000, after taking into account additional investments by third parties in Catapulse, most notably the venture capital firm Benchmark Capital, our Series A Preferred Stock represented approximately 43% of the voting power of the outstanding capital stock of Catapulse. Paul Levy serves as its Chief Executive Officer and Mike Devlin serves as the Vice-Chairman of the board of directors. Catapulse's board of directors is made up five directors. The Company has the right to designate two of the members of Catapulse's board of directors. As of the date hereof, four of Catapulse's board members also serve on the Company's board of directors. Paul Levy and Mike Devlin will continue in their roles as Company's Chairman of the Board and Chief Executive Officer, respectively. Catapulse will focus on developing an Internet portal, exploiting the power of the Internet, to deliver software development solutions as a hosted service to professional software development team members. Catapulse also intends to develop an electronic marketplace for products and services relating to software development.

                            EXPENSES OF SOLICITATION

   The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to solicitation of proxies by mail, the officers, directors, and regular employees of the Company may solicit proxies in person or by telegraph or telephone. Brokerage houses, nominees, fiduciaries, and other custodians will be requested by the Company to forward proxy soliciting material to beneficial owners of shares held of record by them and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so. The Company has retained ChaseMellon Shareholder Services, a professional solicitation firm, to assist in the solicitation of proxies at a cost not to exceed $12,500, plus reasonable expenses.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's Proxy Statement and for consideration at the next Annual Meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be included in the Company's proxy material for the 2001 Annual Meeting of stockholders, stockholder proposals must be received by the Company no later than March 17, 2001, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, the Company's proxy for the 2001 Annual Meeting of Stockholders may grant the holder thereof discretionary authority to vote on any proposals brought before such meeting after May 31, 2001.

                    VOTING VIA THE INTERNET OR BY TELEPHONE

   For shares of Common Stock that are registered in the name of the stockholder, the stockholder may only vote by returning a signed proxy card or voting in person at the meeting.

   For shares of Common Stock that the stockholder beneficially owns and holds in "street name" through a broker, or bank, the stockholder may vote by completing and returning the voting form provided by their broker or bank or via the internet or by telephone through their broker, or bank, if such a service is provided. To vote via the Internet or telephone, the stockholder should follow the instructions on the voting form provided by their broker or bank. Votes submitted electronically via the Internet or by telephone must be received by 12:00 a.m. (PST) on August 17, 2000.

   The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                                          By Order of the Board of Directors,

                                          Timothy A. Brennan
                                          Secretary

                         RATIONAL SOFTWARE CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 17, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Rational Software Corporation hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 6, 2000, and hereby appoints Thomas F. Bogan and Timothy A. Brennan, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Annual Meeting of Stockholders of Rational Software Corporation to be held on August 17, 2000, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

     1.   To elect two Class II members of the Board of Directors:

          [_]  FOR all nominees listed below  [_]  WITHHOLD authority to vote
          (except as indicated)                    for all nominees listed below

          If you wish to withhold authority to vote for an individual nominee, strike a line through that nominee's name below:

               Paul D. Levy               John E. Montague



     2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 500,000,000:

               [_] FOR        [_] AGAINST         [_] ABSTAIN

     3. To approve an amendment to the 1997 Stock Option Plan reserving an additional 6,000,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder:

               [_] FOR        [_] AGAINST         [_] ABSTAIN

     4. To approve adoption of the 2000 Director Option Plan reserving 500,000 shares of the Company's authorized but unissued Common Stock for issuance thereunder:

               [_] FOR        [_] AGAINST         [_] ABSTAIN

     5. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors to examine the financial statements of the Company for the fiscal year ending March 31, 2001:

               [_] FOR        [_] AGAINST         [_] ABSTAIN

     Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

Dated:__________________________________________________________________________


_________________________________
(Signature)


_________________________________
(Signature)

                              (This proxy should be marked, dated, signed by the stockholder or stockholders exactly as the stockholder's or stockholders' names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.